Amendment No. 4 to the Distribution Agreement

By and between Janus Detroit Street Trust and ALPS Distributors, Inc.

This Amendment No. 4 (this “Amendment”) to the Distribution Agreement entered into by and between Janus Detroit Street Trust (the “Trust”), a Delaware statutory trust, and ALPS Distributors, Inc. (“ALPS”), a Colorado corporation, is dated as of October 2, 2017 (the “Effective Date”).

WHEREAS, the Trust and ALPS entered into a Distribution Agreement, dated as of February 10, 2016, as amended (the “Agreement”); and

WHEREAS, the Trust and ALPS wish to amend the provisions of the Agreement in order to reflect the removal of one Portfolio offered under the Trust.

NOW, THEREFORE, the parties hereby agree to amend the Agreement as follows:

1.	The parties hereto agree to delete the current Appendix A to the Agreement in its entirety and replace it with a new Appendix A attached hereto.

2.

Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the Effective Date.

JANUS DETROIT STREET TRUST	ALPS DISTRIBUTORS, INC.

By: /s/ Jesper Nergaard	By: /s/ Steven B. Price
Name: Jesper Nergaard	Name: Steven B. Price
Title:Vice President, Chief Financial Officer, Treasurer and Principal Accounting Officer	Title: Senior Vice President and Director of Distribution Services

APPENDIX A

LIST OF PORTFOLIOS

Fund	Ticker
Janus Henderson Small Cap Growth Alpha ETF	JSML
Janus Henderson Small/Mid Cap Growth Alpha ETF	JSMD
The Long-Term Care ETF	OLD
The Obesity ETF	SLIM
The Organics ETF	ORG
Janus Velocity Tail Risk Hedged Large Cap ETF	TRSK
Janus Velocity Volatility Hedge Large Cap ETF	SPXH
Janus Henderson Short Duration Income ETF	VNLA
Janus Henderson SG Global Quality Income ETF	SGQI